Exhibit 20

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA IM ROSE INC.

The names of the Directors and the names and titles of the Executive Officers of AXA IM Rose Inc. (“AXA IM Rose”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of AXA IM Rose at One Fawcett Place, Greenwich, CT 06830. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA AM Rose and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* Dominique Carrel-Billiard (1) Coeur Defense, Tour B, La Defense 4 100 Esplanade du General de Gaulle 92932 Paris la Defense Cedex France	CEO of AXA Investment Managers

Gautier Ripert	Chief Operating Officer

* Emmanuel Vercoustre (1) Coeur Defense, Tour B, La Defense 4 100 Esplanade du General de Gaulle 92932 Paris la Defense Cedex France	Global Head of Finance, Control and Strategy of AXA Investment Managers

*	Director
(1)	Citizen of the Republic of France